OTCBB: CYOO

CANYON COPPER CLOSES FIRST TRANCHE OF PRIVATE PLACEMENT

Las Vegas, Nevada, December 20, 2006, Canyon Copper Corp. (the ‘Company’ or ‘Canyon Copper’) (OTCBB: CYOO) is pleased to announce today that that it has now completed the sale pursuant to Regulation S, of 1,160,000 Units of the 5,000,000 unit private placement announced on December 18, 2006. The financing has been provided by two corporate investors who are not US persons, in exchange for 1,160,000 units at a price of $0.25 per unit. Each unit consists of one share of the Company’s common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one additional share of the Company’s common stock at a price of $0.30 per share for a period of one year from the date of closing. The proceeds of $290,000 will be used to pay corporate indebtedness and for general corporate purposes.

About Canyon Copper

Canyon Copper Corp.'s New York Canyon Property is located in the New York Canyon area of the Santa Fe Mining District, Mineral County, Nevada. The project hosts oxide and sulphide copper bearing mineralization outlined by historical operators. The most advanced of these zones is the Longshot Ridge copper oxide deposit. This zone has not been completely outlined and remains open in several dimensions. The Copper Queen mineralized zone is located approximately three kilometers west of Longshot Ridge and hosts copper and molybdenum sulphide mineralization. Several additional mineralized areas identified throughout the New York Canyon property have yet to be explored.

On behalf of the Board of Directors,

“Bryan Wilson”

Canyon Copper Corp.
Bryan Wilson, President

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This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular, there is no assurance that the Company will complete any or all of the balance of the private placement announced December 18, 2006.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.

CANYON COPPER CORP.
Suite 408 – 1199 West Pender Street • Vancouver, B.C. • V6E 2R1
TEL (604) 331-9326 • FAX (604) 684-9365